Exhibit 10.24f

   Amendment to the Second Amended and Restated Playboy Enterprises, Inc. 1995
                              Stock Incentive Plan

The Plan is amended by deleting the existing Section 5.3(b) thereof in its entirety and replacing such section with a new Section 5.3(b), as follows:

(b) Payment in full for the exercised shares:

            (i) In cash or by certified or cashier's check; or

            (ii) In shares of the same class of the Company's Common Stock owned by the Optionee; provided, however, that the Optionee may use Common Stock in payment of the exercise price only if the shares so used are considered "mature" for purposes of generally accepted accounting principles, i.e.,
      (x) they have been held by the Optionee free and clear for at least six months prior to the use thereof to pay part of an Option exercise price,
      (y) they have been purchased by the Optionee in other than a compensatory transaction, or (z) they meet any other requirements for "mature" shares as may exist on the date of the use thereof to pay part of an Option exercise price, as determined by the Committee; further provided, however, that the Optionee may use Common Stock in payment of the exercise price by means of attestation to the Company of his ownership of sufficient shares in a manner reasonably acceptable to the Committee. Shares actually delivered to the Company (i.e., shares for which the attestation mechanism is not used) must be duly endorsed for transfer to the Company. Shares used to pay all or part of the Option exercise price pursuant to this provision will be credited at their Fair Market Value on the date of delivery; or

            (iii) With the consent of the Committee and at the sole discretion of the Company, by a full recourse promissory note bearing interest (at no less than such rate as shall then preclude the imputation of interest under the Code or successor provision) and payable upon such terms as may be prescribed by the Committee. The Committee may also prescribe the form of such note and the security to be given for such note. No Option may, however, be exercised by delivery of a promissory note or by a loan from the Company when or where such loan or other extension of credit is prohibited by law; or

            (iv) With the consent of the Committee and at the sole discretion of the Company, by a "net exercise" via the forfeiture to the Company of a portion of the Option pertaining to shares with a value (based on the Fair Market Value of such underlying Option shares on the date of forfeiture) equal to the exercise price of the portion of the Option being exercised plus the applicable tax withholding amount; or

            (v) Any combination of the consideration provided in the foregoing subsections (i), (ii), (iii) and (iv); or

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            (vi) To the extent permitted by law (including then existing interpretations of Rule 16b-3) a "cashless exercise procedure" satisfactory to the Committee which permits the Optionee to deliver an exercise notice to a broker-dealer, who then sells the Option shares, delivers the exercise price and withholding taxes to the Company and delivers the excess funds less commission and withholding taxes to the Optionee; and


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